Exhibit (e)(4)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 10, 2009, concerning (a) each person who is known to us to be the beneficial owner of more than 5% of First Advantage Corporation’s Class A common stock and Class B common stock; (b) each of our named executive officers; (c) each director; and (d) all of the directors and executive officers as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of March 10, 2009 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

	Class A Common		Class B Common
Name(1)	Number of Shares Beneficially Owned	Percent of Class(2)	Number of Shares Beneficially Owned	Percent of Class(2)
Holders of 5% or More
FADV Holdings LLC(3)(4) The First American Corporation First American Real Estate Information Services, Inc. First American Real Estate Solutions LLC 1 First American Way Santa Ana, California 92797	47,726,521	79.9%	47,726,521	100%
FirstMarkCapital, L.L.C.(5) 1221 Avenue of the Americas New York, New York 10020	2,152,421	17.9%	0	*
Ronald J. Juvonen (6) c/o Downtown Associates 674 Unionville Road Suite 105 Kennett Square Pennsylvania 19348	714,880	5.9%	0	*
Experian Information Solutions, Inc.(4)(7) 475 Anton Boulevard 4th Floor Costa Mesa, California 92626	3,784,642	6.3%	0	*
Maverick Capital, Ltd.(8) 300 Crescent Court 18th Floor Dallas, Texas 75201	1,084,915	9.0%	0	*
Dimensional Fund Advisors LP (9) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	876,388	7.3%	0	*
FMR LLC(10) 82 Devonshire Street, Boston Massachusetts 02109	1,090,698	9.1%	0	*
Directors
Parker Kennedy(11)(18)	38,513	*	0	*
Anand Nallathambi(12)	416,813	3.4%	0	*
J. David Chatham(11)(13)	16,111	*	0	*
Barry Connelly(11)	14,611	*	0	*
Frank McMahon(11)(18)	10,013	*	0	*
Donald Nickelson(11)	14,611	*	0	*
Donald Robert(11)	19,611	*	0	*
Jill Kanin-Lovers(11)	6,279	*	0	*
D. Van Skilling(11)	14,611	*	0	*
David Walker(11)	17,611	*	0	*
Named Executive Officers Who Are Not Directors
John Lamson(14)	256,716	2.1%	0	*
Todd Mavis(15)	26,803	*
Akshaya Mehta(16)	246,473	2.0%	0	*
Evan Barnett(17)	132,059	1.1%	0	*
All Directors and Current Executive Officers as a group (14 persons)	1,230,835	10.2%	0	*

*	Represents holdings of less than one percent.
(1)	Unless otherwise indicated, the address for each of the persons set forth in the table is in care of First Advantage Corporation, 100 Carillon Parkway, St. Petersburg, Florida 33716, and attention: Bret T. Jardine, corporate secretary.

(2)	Percentage ownership of each class is calculated based on 12,005,420 shares of Class A common stock and 47,726,521 shares of Class B common stock outstanding, in each case as of March 10, 2009, plus, in the case of percentage ownership of Class A common stock with respect to First American, the number of Class A common shares First American may acquire within 60 days of March 10, 2009 upon full conversion of the Class B common stock owned by it on such date into Class A common stock on a one-for-one basis.
(3)	The number of shares of Class A common stock reported includes 47,726,521 shares of Class A common stock that may be acquired upon full conversion of 47,726,521 shares of Class B common stock within 60 days of March 10, 2009.

(4)	As reported in Amendment No. 2 to Schedule 13D by First American; FADV Holdings LLC, a Delaware limited liability company; First American Real Estate Solutions LLC, a California limited liability company; and First American Real Estate Information Services, Inc., a California corporation, filed jointly as a “group” within the meaning of Section13(d)(3) of the Exchange Act, FADV Holdings LLC currently is the record owner of 47,726,521 shares of Class B common stock, which are convertible on a one-to-one basis into Class A common stock at the option of FADV Holdings LLC and upon the occurrence of certain events. Subject to FADV Holdings LLC’s operating agreement and the Omnibus Agreement (defined below) with Experian, FADV Holdings LLC and First American share voting and dispositive power with respect to 47,726,521 Class B shares because FADV Holdings LLC is the direct owner of such shares and First American holds a controlling interest in FADV Holdings LLC (62.5917%); with First American Real Estate Solutions LLC and First American Real Estate Information Services, Inc., as holders of 36.2840% and 1.1243%, respectively, of the outstanding equity of FADV Holdings LLC. According to Amendment No 2 to Schedule 13D, pursuant to the terms of the Amended and Restated Omnibus Agreement (“Omnibus Agreement”) between First American and Experian Information Solutions, Inc., and pursuant to the operating agreement of FADV Holdings LLC, First American and Experian Information Solutions, Inc. have the right to cause FADV Holdings LLC to distribute shares of the Class B common stock to First American, First American Real Estate Information Services, Inc. and Experian Information Solutions, Inc., resulting in 43,726,521 shares of Class A common stock being held by First American; 536,585 shares of Class A common stock being held by First American Real Estate Information Services, Inc.; and 3,463,415 shares of Class A common stock being held by Experian Information Solutions, Inc., immediately following the distribution. The distribution of 3,463,415 shares of Class A common stock to Experian Information Solutions, Inc. is based upon Experian Information Solutions, Inc.’s pro rata portion membership interest in First American Real Estate Solutions, LLC (20%), as more fully described in footnote 7 below.
(5)	As reported in the Schedule 13D dated August 25, 2008 filed with the Securities and Exchange Commission. Consists of 2,152,421 shares of Class A common stock, warrants convertible into 42,849 shares of Class A common stock, and options to purchase up to 5,829 shares of Class A common stock exercisable within 60 days of March 10, 2009 formerly held by Pequot Capital Management, Inc. Effective August 20, 2008, FirstMark Capital, L.L.C., a Delaware limited liability company, became the investment manager of certain funds formerly managed by the venture capital division of Pequot Capital Management, Inc. including all of Pequot’s interests in the company.
(6)	As reported in Amendment No. 2 to Schedule 13G dated February 17, 2009 filed with the Securities and Exchange Commission. Ronald J. Juvonen, managing member of Downtown Associates, L.L.C., general partner of Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”). These shares are held by Downtown Associates I, L.P., Downtown Associates II, L.P. and Downtown Associates III, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “General Partner”). Ronald J. Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all shares of the Class A Common Stock held by the Downtown Funds. For purposes of the reporting requirements of the Exchange Act, Mr. Juvonen is deemed to be the beneficial owner of such securities.
(7)

As reported in Amendment No. 1 to Schedule 13G dated February 14, 2006 filed with the Securities and Exchange Commission. Experian Information Solutions, Inc. filed Amendment No. 1 to Schedule 13G with the Securities and Exchange Commission on February 14, 2006 since it may deemed as part of a group with FADV Holdings LLC, First American, First American Real Estate Information Services, Inc., and First American Real Estate Solutions LLC as a result of Experian Information Solutions, Inc.’s 20% ownership interest in First American Real Estate Solutions LLC. First American Real Estate Solutions LLC owns a 36.2840% membership interest in FADV Holdings LLC (with the other members being First American, which owns a 62.5917% membership interest, and First American Real Estate Information Services, Inc., which owns a 1.1243% membership interest). Experian Affiliate Acquisition, LLC, a Delaware limited liability company, in which Experian Information Solutions, Inc. is the sole member, owns beneficially 321,227 shares of Class A common stock and holds full voting and dispositive power of the shares held of record by it. Experian Information Solutions, Inc. does not have voting power or dispositive power over any of the shares owned by FADV Holdings, except that it may cause FADV Holdings, LLC, under certain circumstances, to distribute 17,317,073 shares of Class B stock to First American Real Estate Solutions LLC which would be required to distribute 20% to Experian Information Solutions, Inc. Such Class B common stock would convert automatically into 3,463,415 shares of Class A common stock. Following the distribution of the Class B common stock, it would convert into Class A common stock, resulting in Experian Information Solutions, Inc. owning approximately 6.5% of our

Class A common stock. Experian Information Solutions, Inc. expressly disclaims the existence of a group with any or all of FADV Holdings, First American, First American Real Estate Information Services, Inc. and First American Real Estate Solutions LLC.

(8)	As reported in Amendment No. 2 to Schedule 13G dated February 17, 2009 filed with the Securities and Exchange Commission. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(9)	As reported in Schedule 13G dated February 9, 2009, filed with the Securities and Exchange Commission. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Class A common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Class A common stock that are owned by the Funds. However, all the shares of Class A common stock are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(10)

As reported in Schedule 13G dated February 9, 2009, filed with the Securities and Exchange Commission. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,090,698 shares or 9.275% of the company’s Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Financials Central Fund, amounted to 621,721 shares. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,090,698 shares owned by the Funds. Members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3rd, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(11)	Includes the following options to purchase shares of Class A common stock exercisable within 60 days of March 10, 2009 and Restricted Stock Units vesting within 60 days of March 10, 2009: Mr. Kennedy 11,667 options and 1,999 Restricted Stock Units, Mr. Chatham 11,667 options and 1,999 Restricted Stock Units; Mr. Connelly 11,667 options and 1,999 Restricted Stock Units, Mr. McMahon 6,667 options and 1,999 Restricted Stock Units, Mr. Nickelson 11,667 options and 1,999 Restricted Stock Units, Mr. Robert 11,667 options and 1,999 Restricted Stock Units, Ms. Kanin-Lovers 3,335 options and 1,999 Restricted Stock Units, Mr. Skilling 6,667 options and 1,999 Restricted Stock Units, and Mr. Walker 11,667 options and 1,999 Restricted Stock Units. Each Restricted Stock Unit is equal to one share of Class A Common Stock upon vesting at which time the restriction ceases.
(12)	Includes options to purchase up to 300,050 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 261 shares that are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage Corporation 401(k) Savings Plan.
(13)	Includes 1,500 Class A common stock held by Mr. Chatham’s spouse.
(14)	Includes options to purchase up to 215,000 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 4,485 shares that are held for the benefit of Mr. Lamson by the trustee of the First Advantage 401(k) Plan.
(15)	Includes options to purchase up to 16,700 shares of Class A common stock exercisable within 60 days of March 10, 2009.
(16)	Includes options to purchase up to 210,000 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 692 shares that are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Plan.
(17)	Includes options to purchase up to 105,000 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 692 shares that are held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Plan.
(18)	Messrs. Kennedy and McMahon have entered into agreements with First American requiring them to exercise these option awards and restricted stock awards at the direction of First American and to remit any after-tax benefits they receive as a result.

The following table sets forth as of March 10, 2009 the total number of common shares of First American beneficially owned and the percentage of the outstanding shares so owned, based on 93,100,373 shares of First American common stock outstanding on that date, by:

•	each director;

•	each named executive officer; and

•	all of the directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, those listed are the beneficial owners of the listed shares of First American with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. First American common shares subject to rights exercisable within 60 days of March 10, 2009 are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Name	Number of The First American Corporation Common Shares	Percent of Class
Directors
Parker Kennedy(1)(2)	3,316,918	3.6%
Anand Nallathambi(3)	112,750	*
J. David Chatham(4)	33,692	*
Barry Connelly	0	*
Frank McMahon(5)	235,396	*
Donald Nickelson	0	*
Donald Robert	732	*
Jill Kanin-Lovers	0	*
D. Van Skilling(6)	34,108	*
David Walker	0	*
Named Executive Officers Who Are Not Directors
John Lamson(7)	4,800	*
Todd Mavis	0	*
Akshaya Mehta(8)	8,642	*
Evan Barnett(9)	5,780	*
All Directors and Executive Officers as a group (14 persons)	3,752,818	4.1%

*	Represents holdings of less than one percent.
(1)	Of the shares credited to Parker S. Kennedy, chairman of the board and chief executive officer of First American, 11,154 shares are owned directly and 2,896,086 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Parker S. Kennedy is the sole general partner and D. P. Kennedy, Parker S. Kennedy’s father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 463,799 are allocated to the capital accounts of Parker S. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are family members of the Kennedys. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Parker S. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.
(2)	Includes options to purchase up to 392,000 shares exercisable within 60 days of March 10, 2009, and 11,515 shares held for the benefit of Mr. Kennedy by the trustee of First American’s 401(k) Savings Plan.
(3)	Includes options to purchase up to 101,000 shares exercisable within 60 days of March 10, 2009 and 4234 shares are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage 401(k) Savings Plan.
(4)	Includes options to purchase up to 5,000 shares exercisable within 60 days of March 10, 2009.
(5)	Includes options to purchase up to 180,000 shares exercisable within 60 days of March 10, 2009.
(6)	Includes 2,365 shares held by a nonprofit corporation for which Mr. Skilling serves as a director and officer. In his capacity as an officer, Mr. Skilling has the power, acting alone, to direct the voting and disposition of the shares. Also includes 2,833 shares held in three trusts for which Mr. Skilling serves as the trustee. In this position, Mr. Skilling has the power to direct the voting and disposition of the shares. Includes options to purchase up to 5,000 shares exercisable within 60 days of March 10, 2009.

(7)	Includes options to purchase up to 4,000 shares exercisable within 60 days of March 10, 2009.
(8)	Includes options to purchase up to 8,000 shares exercisable within 60 days of March 10, 2009 and 642 shares are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Savings Plan.
(9)	Includes 2 shares held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Savings Plan.